Exhibit 99.1

Plains All American, Magellan Midstream and OMERS Infrastructure

Announce Joint Ownership of BridgeTex Pipeline Company, LLC

Announcement Highlights:

•	OMERS to acquire 50% interest in BridgeTex for $1.438 billion

•	Plains All American to sell a 30% interest (will retain a 20% interest)

•	Magellan Midstream to sell a 20% interest (will retain a 30% interest)

•	Transaction expected to close in the fourth quarter of 2018

HOUSTON, TX – TULSA, OK – TORONTO, ON – August 21, 2018 – Plains All American Pipeline, L.P. (NYSE: PAA) (“Plains”), Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”) and OMERS, the defined benefit pension plan for municipal employees in Ontario, Canada (“OMERS”) along with OMERS Infrastructure Management Inc. (“OMERS Infrastructure”), the infrastructure investment manager of OMERS, today announced that certain of their subsidiaries have entered into a definitive agreement whereby Plains and Magellan will collectively sell a 50% interest in BridgeTex Pipeline Company, LLC (“BridgeTex”) for $1.438 billion. OMERS will acquire a 30% interest from Plains and a 20% interest from Magellan, with Plains and Magellan each receiving a proportionate share of the total purchase price. Following closing, OMERS will own a 50% interest, Plains will retain a 20% interest, and Magellan will continue to operate the BridgeTex pipeline and own a 30% interest. The transaction is expected to close in the fourth quarter of 2018, subject to the satisfaction of customary closing conditions.

BridgeTex owns the BridgeTex pipeline, a 400,000 barrel-per-day crude oil pipeline system, that extends from Colorado City in West Texas to Houston, with further connectivity for BridgeTex shippers to the Texas City area. At Colorado City, BridgeTex pipeline sources crude oil from Plains’ Basin and Sunrise pipeline systems. BridgeTex delivers volumes into Magellan’s East Houston terminal and Magellan’s Houston crude oil distribution system with connection to refineries in Houston and Texas City as well as to marine export capabilities via Magellan’s Seabrook Logistics joint venture terminal. BridgeTex pipeline capacity is being expanded to 440,000 barrels per day by early 2019.

“We’re excited to enter into this joint venture with Plains All American and Magellan, consistent with our strategy to build long-term investment partnerships with leading corporations,” said Michael Ryder, Senior Managing Director, Americas for OMERS Infrastructure. “The addition of BridgeTex marks our re-entry into the U.S. midstream sector and is a welcome addition to our high-quality infrastructure portfolio,” he added.

“OMERS investment adds another long-term oriented owner to our joint venture,” said Willie Chiang, Plains’ chief operating officer and Michael Mears, Magellan’s chief executive officer. “Furthermore, this transaction provides both Plains and Magellan proceeds to fund additional growth projects while allowing us to maintain a meaningful position in BridgeTex, which is strongly aligned with investments owned by both Plains and Magellan along the crude oil value chain.”

Barclays served as financial advisor for Plains, and Jefferies advised OMERS. Legal advisors included: Vinson & Elkins LLP for Plains, GableGotwals for Magellan and Sidley Austin LLP for OMERS.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

About Plains All American Pipeline, L.P.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, NGLs and natural gas. Plains owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, Plains handles more than 5 million barrels per day of crude oil and NGL in its Transportation segment. Plains is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

About OMERS and OMERS Infrastructure

OMERS Infrastructure invests globally in infrastructure assets on behalf of OMERS, the defined benefit pension plan for Ontario’s municipal employees. Investments are aimed at steady returns to help deliver strong and sustainable pensions to OMERS members. OMERS Infrastructure’s diversified portfolio of large-scale infrastructure assets exhibits stability and strong cash flows, in sectors including energy, transportation and government-regulated services.

OMERS has employees in Toronto and other major cities across North America, the U.K., Europe, Asia and Australia. OMERS is one of Canada’s largest defined benefit pension funds, with net assets of more than C$95 billion. Visit www.omersprivatemarkets.com for more information.

Forward Looking Statements:

This press release includes certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from results or outcomes anticipated in the forward-looking statements. Important risks, uncertainties and other factors that could affect future results or outcomes are discussed in Plains’ and Magellan’s filings with the Securities and Exchange Commission. Plains and Magellan undertake no obligation to update or revise any forward-looking statement to reflect new information or events occurring after today’s date.

Contacts:

Plains:	Brett Magill, Investor Relations (866) 809-1291
Brad Leone, Communications (866) 809-1290

Magellan:	Paula Farrell, Investor Relations (918) 574-7650, paula.farrell@magellanlp.com
Bruce Heine, Media Relations (918) 574-7010, bruce.heine@magellanlp.com

OMERS:	Neil Hrab, Communications and Media Relations (416) 369-2418, nhrab@omers.com

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